Exhibit 21

SUBSIDIARIES OF OLD MARKET CAPITAL CORPORATION

Subsidiary	State of Incorporation	Ownership Percentage
Amplex Holdings, Inc.	Delaware	60.9%
• Amplex Electric, Inc.	Ohio	60.9%